EXHIBIT "99.1"

NEWS RELEASE	**Contact:**
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports First Quarter 2016 Results

Dallas (May 12, 2016) – New Concept Energy, Inc. (NYSE MKT: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported a net loss for the three months ended March 31, 2016 of $296,000 or ($0.15) per share, compared to net income of $314,000 or $0.16 per share for the three months ended March 31, 2015.

In March 2015 the Company recorded a $738,000 recovery of a note receivable which had been fully reserved in a prior year.

For the three months ended March 31, 2016, the Company recorded oil and gas revenues of $219,000 as compared to $172,000 for the comparable period of 2015. The increase in oil and gas revenue for the three months ended March 31, 2016 was $47,000. The increase is due to the production of more gas in 2016 than 2015. During 2016 the Company has reduced the production of oil from wells that were unprofitable due to the market price of oil.

The Company recorded revenues of $677,000 for the three months ended March 31, 2016 from its retirement property compared to $717,000 for the comparable period in 2014. The decrease is due to reduced occupancy at the facility.

For the three months ended March 31, 2016, the Company recorded oil and gas operating expenses of $396,000 as compared to $470,000 for the comparable period of 2015.The decrease was due to a specific effort by management to reduce operation costs. The decrease represents a $41,000 reduction in payroll costs and a reduction in general operating expenses of $38,000.

For the three months ended March 31, 2016, operating expenses at the retirement property were $348,000, as compared to $394,000 for the comparable period in 2015. The decreases were due to a reduction in general operating expenses.

Contact:
New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31, 2016 (unaudited)		December 31, 2015	
Assets				
Current assets				
Cash and cash equivalents	$	547	$	473
Accounts receivable from oil and gas sales		95		141
Other current assets		48		37
Total current assets		690		651
Oil and natural gas properties (full cost accounting method)				
Proved developed and undeveloped oil and gas properties, net of depletion		5,779		5,914
Property and equipment, net of depreciation				
Land, buildings and equipment - oil and gas operations		777		803
Other		130		134
Total property and equipment		907		937
Other assets		1,345		1,328
Total assets	$	8,721	$	8,830

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(amounts in thousands, except share amounts)

	March 31, 2016 (unaudited)	December 31, 2015
Liabilities and stockholders' equity		
Current liabilities		
Accounts payable - (including $348 and $168 due to related parties in 2016 and 2015)	$ 440	$ 241
Accrued expenses	160	151
Current portion of long term debt	831	831
Total current liabilities	1,431	1,223
Long-term debt		
Notes payable less current portion	1,145	1,166
Asset retirement obligation	2,770	2,770
Total liabilities	5,346	5,159
Stockholders' equity		
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 1,946,935 shares at March 31, 2016 and December 31, 2015	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(55,484)	(55,188)
Total shareholders' equity	3,375	3,671
Total liabilities & equity	$ 8,721	$ 8,830

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended March 31, 2016		For the Three Months ended March 31, 2015	
Revenue				
Oil and gas operations, net of royalties	$	219	$	172
Real estate operations		677		717
Total Revenues		896		889
Operating expenses				
Oil and gas operations		396		470
Real estate operations		361		410
Real Estate - lease expense		259		245
Corporate general and administrative		166		154
Total Operating Expenses		1,182		1,279
Operating earnings (loss)		(286)		(390)
Other income (expense)				
Interest income		6		0
Interest expense		(11)		(26)
Recovery of bad debt expense		-		738
Other income (expense), net		(5)		(8)
Expense		(10)		704
Net income (loss) applicable to common shares	$	(296)	$	314
Net income (loss) per common share-basic and diluted	$	(0.15)	$	0.16